Exhibt 99.1

Glacier Bancorp, Inc. Earnings for Quarter and Nine Months Ended September 30, 2005

HIGHLIGHTS:

*	Net earnings for the quarter were a record $13.575 million, up 16 percent from last year’s quarter.

*	Net earnings year-to-date of $38.185 million, up 16 percent from the same period last year.

*	Diluted quarterly earnings per share of $.42, up 14 percent from last year’s quarter.

*	Diluted earnings per share of $1.21, up 14 percent from last year-to-date.

*	Net interest margin expanded 15 basis points from prior quarter to 4.27 percent.

*	Loans outstanding increased $540 million, or 31 percent, since December 31, 2004.

*	Non-interest bearing deposits increased $224 million, or 49 percent during 2005.

*	Cash dividend of $.15 declared, which is an increase of 7 percent over the prior year’s quarter.

KALISPELL, Mont., Oct. 27 /PRNewswire-FirstCall/ --

Earnings Summary
(Unaudited - $ in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004

Net earnings	$13,575	$11,680	$38,185	$33,053
Diluted earnings per share	$0.42	$0.37	$1.21	$1.06
Return on average assets (annualized)	1.52%	1.57%	1.51%	1.54%
Return on average equity (annualized)	17.88%	18.12%	17.67%	17.74%
Return on average tangible equity (annualized)	25.05%	22.25%	23.97%	21.93%

          Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $13.575 million, an increase of $1.9 million, or 16 percent, over the $11.680 million for the third quarter of 2004.  Diluted earnings per share for the quarter of $.42 is an increase of 14 percent over the per share earnings of $.37 for the same quarter of 2004.  “The third quarter again showed solid performance in the key areas on which we continue to focus,” said Mick Blodnick, President and Chief Executive Officer.  “We had a significant increase in our net interest margin, asset quality remained sound, and our loans and non-interest bearing deposits grew at 20% and 34%, respectively, between the second and third quarter on an annualized basis.”  Annualized return on average assets and return on average equity for the quarter were 1.52 percent and 17.88 percent, respectively, which compares with prior year returns for the third quarter of 1.57 percent and 18.12 percent.  Annualized return on tangible average equity, a non-GAAP performance measure, for the third quarter of 2005 was 25.05 percent compared to 22.25 percent in the third quarter of last year.

          Net earnings for the nine months ended September 30, 2005 were $38.185 million, which is an increase of $5.132 million, or 16 percent over the prior year.  Diluted earnings per share of $1.21 is an increase of 14 percent over the $1.06 earned in the first nine months of 2004.  The 2005 nine month annualized return on average assets and annualized return on average equity was 1.51 percent and 17.67 percent, respectively, which compares with the prior year nine month returns of 1.54 percent and 17.74 percent.  Annualized return on average tangible equity for the current year-to-date was 23.97 percent, up from 21.93 percent for the same period last year.  Annualized return on average tangible equity, a non-GAAP measure excluding the impact of goodwill and core deposit intangibles from acquisitions, provides a more consistent measure of performance.

          The results of operations and financial condition include the acquisitions from the completion dates forward.  The following table provides information on selected classifications of assets and liabilities acquired:

(Unaudited - $in thousands)

		First National Bank	Citizens Community Bank	Bonners Ferry Branch

	Total	Feb. 28, 2005	April 1, 2005	May 20, 2005

Acquisition Date
Total assets	$417,388	267,126	126,394	23,868
Investments	132,649	124,733	7,916	—
Net loans	181,965	87,678	89,240	5,047
Non-interest bearing deposits	126,915	95,053	25,789	6,073
Interest bearing deposits	222,482	129,697	75,008	17,777

Assets
(Unaudited $- in thousands)

	Sept. 30, 2005	Dec. 31, 2004	Sept. 30, 2004	$ change from Dec. 31, 2004	$ change from Sept. 30, 2004

Cash on hand and in banks	$114,781	79,300	69,625	35,481	45,156
Investments, interest bearing deposits, FHLB stock, FRB stock, and Fed Funds	1,051,739	1,098,633	1,145,667	(46,894)	(93,928)
Loans:
Real estate	538,339	393,141	373,662	145,198	164,677
Commercial	1,282,978	991,081	973,869	291,897	309,109
Consumer	447,238	344,075	338,158	103,163	109,080
Total loans	2,268,555	1,728,297	1,685,689	540,258	582,866
Allowance for loan losses	(34,506)	(26,492)	(26,075)	(8,014)	(8,431)
Total loans net of allowance for losses	2,234,049	1,701,805	1,659,614	532,244	574,435
Other assets	189,311	130,999	127,793	58,312	61,518
Total Assets	$3,589,880	3,010,737	3,002,699	579,143	587,181

          At September 30, 2005 total assets were $3.590 billion, which is $587 million greater than the September 30, 2004 assets of $3.003 billion, an increase of 20 percent, and $579 million greater than at December 31, 2004, an increase of 19 percent.  Without $417 million in assets acquired in acquisitions, total assets were up $170 million from a year ago, or 6 percent, and $162 million, or 5 percent from year end 2004.

          Total loans have increased $583 million from September 30, 2004, or 35 percent, with the growth occurring in all loan categories.  Commercial loans have increased $309 million, or 32 percent, real estate loans gained $165 million, or 44 percent, and consumer loans grew by $109 million, or 32 percent.  Acquisitions added $182 million of the total with internal growth contributing $401 million, a 24 percent increase.

          Loan volume continues to be very strong with internal loan growth of $358 million since December 31, 2004, or 21 percent.  Including loans acquired, commercial loans are up by $292 million, or 29 percent, real estate loans increased by $145 million, or 37 percent, and consumer loans gained $103 million, or 30 percent.  “Loan growth was again very robust during the third quarter,” Blodnick said.  “We would expect some seasonal slowdown to these growth rates over the next two quarters.”

          Investment securities, including interest bearing deposits in other financial institutions, and federal funds sold have decreased $94 million from September 30, 2004.  Without the acquisitions, investments would have declined $227 million, or 20 percent, from September 30, 2004.  Investment securities at quarter end represented 29% of total assets versus 38% in the prior year period.  Cash flow from investment pay downs is being used to fund the significant growth in loans.

Liabilities
(Unaudited - $ in thousands)

	Sept. 30, 2005	Dec. 31, 2004	Sept. 30, 2004	$ change from Dec. 31, 2004	$ change from Sept. 30, 2004

Non-interest bearing deposits	$684,151	460,059	438,578	224,092	245,573
Interest bearing deposits	1,702,977	1,269,649	1,249,543	433,328	453,434
Advances from Federal Home Loan Bank	654,368	818,933	854,056	(164,565)	(199,688)
Securities sold under agreements to repurchase and other borrowed funds	123,509	81,215	82,686	42,294	40,823
Other liabilities	34,475	30,697	34,858	3,778	(383)
Subordinated debentures	85,000	80,000	80,000	5,000	5,000
Total liabilities	$3,284,480	2,740,553	2,739,721	543,927	544,759

          Non-interest bearing deposits have increased $246 million, or 56 percent, since September 30, 2004.  Without acquisitions the increase was $119 million, or 27 percent.  Since December 31, 2004 the increase was $224 million, and without acquisitions $97 million, or 21 percent.  This continues to be a primary focus of our banks and the programs we have initiated this past year continue to gain momentum.  Interest bearing deposits, including $106 million in broker originated certificates of deposit, have increased $453 million from September 30, 2004 with $222 million from the acquisitions.  Since December 31, 2004, without acquisitions, interest bearing deposits increased $211 million, or 17 percent.  This growth in deposits, a low cost stable funding source, gives us increased flexibility in managing our asset mix. Federal Home Loan Bank advances decreased $200 million, and repurchase agreements and other borrowed funds increased $41 million from September 30, 2004.  Since December 31, 2004 Federal Home Loan Bank advances declined $165 million, and repurchase agreements and other borrowed funds increased $42 million.

Stockholders’ equity
(Unaudited - $ in thousands except per share data)

	Sept. 30, 2005	Dec. 31, 2004	Sept. 30, 2004	$ change from Dec. 31, 2004	$ change from Sept. 30, 2004

Common equity	$301,192	264,250	254,897	36,942	46,295
Accumulated other
comprehensive income	4,208	5,934	8,081	(1,726)	(3,873)
Total stockholders’ equity	305,400	270,184	262,978	35,216	42,422
Core deposit intangible, net, and goodwill	(79,898)	(42,315)	(42,580)	(37,583)	(37,318
Tangible stockholders’ equity	$225,502	227,869	220,398	(2,367)	5,104
Stockholders’ equity to total assets	8.51%	8.97%	8.76%
Tangible stockholders’ equity to total tangible assets	6.42%	7.68%	7.45%
Book value per common share	$9.74	8.80	8.58	0.94	1.16
Market price per share at end of quarter	$30.87	27.23	23.33	3.64	7.54

          Total equity and book value per share amounts have increased substantially from September 30, 2004 and from year end 2004, the result of issuing stock for the Citizens Community Bank acquisition, earnings retention, and stock options exercised.  Accumulated other comprehensive income, representing net unrealized gains on securities available for sale, decreased $3.873 million from September 30, 2004 and $1.726 million from year end 2004, primarily a function of interest rate changes.

Operating Results for Three Months Ended September 30, 2005
Compared to September 30, 2004

          Operating results include amounts resulting from the acquisitions from the acquisition date forward.

Revenue summary
(Unaudited - $in thousands)

	Three months ended September 30,

	2005	2004	$ change	% change

Net interest income	$33,760	$27,385	$6,375	23%
Non-interest income
Service charges, loan fees, and other fees	8,381	6,437	1,944	30%
Gain on sale of loans	3,258	2,211	1,047	47%
Loss on sale of investments	(1)	—	(1)	n/m
Other income	698	489	209	43%
Total non-interest income	12,336	9,137	3,199	35%
	$46,096	$36,522	$9,574	26%
Tax equivalent net interest margin	4.27%	4.11%

          Net Interest Income
          Net interest income for the quarter increased $6.375 million, or 23 percent, over the same period in 2004, and $1.673 million from the second quarter of 2005.  Total interest income increased $11.930 million from the prior year’s quarter, or 32 percent, while total interest expense was $5.555 million, or 54 percent higher.  The increase in interest expense is primarily attributable to the volume increase in interest bearing liabilities, and increases in short term interest rates during 2004 and 2005.  The Federal Reserve Bank has increased the targeted fed funds rates eight times, 200 basis points, in the last twelve months.  The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.27 percent which was higher than the 4.11 percent result for the third quarter of 2004.  The margin for the third quarter also increased from the 4.12 percent in the second quarter of 2005 and the 4.08 percent experienced for the first quarter of 2005.  “The linked quarter improvement in our net interest margin the past two quarters has been accomplished without a FHLB dividend,” Blodnick said.  FHLB dividends received were $405 thousand less than the same quarter last year.

          Non-interest Income
          Fee income increased $1.944 million, or 30 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer services offered.  Gain on sale of loans increased $1.047 million, or 47 percent, from the third quarter of last year.  Loan origination activity for housing construction and purchases remains strong in our markets and has offset much of the reduction in refinance activity experienced last year.  Other income was $209 thousand, or 43 percent, higher than the third quarter of 2004 resulting from activity increases in a variety of sources.

Non-interest expense summary
(Unaudited - $in thousands)

	Three months ended September 30,

	2005	2004	$ change	% change

Compensation and employee benefits	$13,685	$10,067	$3,618	36%
Occupancy and equipment expense	3,356	2,662	694	26%
Outsourced data processing	615	346	269	78%
Core deposit intangibles amortization	388	265	123	46%
Other expenses	6,132	4,649	1,483	32%
Total non-interest expense	$24,176	$17,989	$6,187	34%

          Non-interest Expense
          Non-interest expense increased by $6.187 million, or 34 percent, from the same quarter of 2004.  Compensation and benefit expense increased $3.618 million, or 36 percent from the third quarter of 2004, with acquisitions, additional bank branches, commissions on mortgage loan production, normal compensation increases for job performance and increased cost for benefits accounting for the majority of the increase.  The number of full-time-equivalent employees has increased from 841 to 1052, a 25 percent increase, since September 30, 2004.   Occupancy and equipment expense increased $694 thousand, or 26 percent, reflecting the acquisitions, cost of additional locations and facility upgrades.  Other expenses increased $1.483 million, or 32 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) was 52 percent for the 2005 quarter, up from 49 percent for the 2004 quarter.

Credit quality information
(Unaudited - $in thousands)

	Sept. 30, 2005	Dec. 31, 2004	Sept. 30, 2004

Allowance for loan losses	$34,506	$26,492	$26,075
Non-performing assets	7,862	9,608	12,308
Allowance as a percentage of non performing assets	439%	276%	212%
Non-performing assets as a percentage of total assets	0.22%	0.32%	0.41%
Allowance as a percentage of total loans	1.52%	1.53%	1.55%
Net charge-offs as a percentage of loans	0.021%	0.098%	0.054%

          Allowance for Loan Loss and Non-Performing Assets
          Non-performing assets as a percentage of total assets at September 30, 2005 were at .22 percent, a decrease from .41 percent at September 30, 2004 and .32 percent at December 31, 2004.  This compares favorably to the Federal Reserve Bank Peer Group average of .45 percent at June 30, 2005, the most recent information available.  The allowance for loan losses was 439 percent of non-performing assets at September 30, 2005, compared to 212 percent a year ago.  The allowance, including $3.834 million from acquisitions, has increased $8.431 million, or 32 percent, from a year ago. The allowance of $34.506 million, is 1.52 percent of September 30, 2005 total loans outstanding, down slightly from the 1.55 percent a year ago.  The third quarter provision for loan losses expense was $1.607 million, an increase of $407 thousand from the same quarter in 2004.  The additional expense relates to the continuing growth in the number and average size of loans.

Operating Results for Nine Months Ended September 30, 2005
Compared to September 30, 2004

Revenue summary
(Unaudited - $ in thousands)

	Nine months ended September 30,

	2005	2004	$ change	% change

Net interest income	$94,303	$79,553	$14,750	19%
Non-interest income
Service charges, loan fees, and other fees	22,713	17,851	4,862	27%
Gain on sale of loans	8,234	6,008	2,226	37%
Loss on sale of investments	(138)	—	(138)	n/m
Other income	2,148	1,537	611	40%
Total non-interest income	32,957	25,396	7,561	30%
	$127,260	$104,949	$22,311	21%
Tax equivalent net interest margin	4.16%	4.15%

          Net Interest Income
          Net interest income for the nine months increased $14.750 million, or 19 percent, over the same period in 2004.  Total interest income increased $28.076 million, or 26 percent, while total interest expense was $13.326 million, or 46 percent higher.  The increase in interest expense is primarily attributable to the volume increase in interest bearing liabilities, and increases in short term interest rates during 2004 and 2005. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.16 percent which was one basis point higher than the 4.15 percent result for the same nine months of 2004.  The net interest margin was impacted by a reduction in FHLB dividends of $1.103 million in 2005 compared to the same period last year.

          Non-interest Income
          Total non-interest income increased $7.561 million, or 30 percent in 2005. Fee income increased $4.862 million, or 27 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer product and services offered.  Gain on sale of loans increased $2.226 million, or 37 percent, from the first nine months of last year.  Loan origination activity for housing construction and purchases remains strong in our markets and has offset much of the reduction in refinance activity experienced last year.  “We continue to experience strong population growth in many of our markets fueling demand for housing,” Blodnick said.  Other income was $611 thousand higher than 2004 of which $220 thousand was from the sale of property held for future expansion that was no longer needed, and the remainder from various volume increases.

Non-interest expense summary
(Unaudited - $ in thousands)

	Nine months ended September 30,

	2005	2004	$ change	% change

Compensation and employee benefits	$37,103	$29,724	$7,379	25%
Occupancy and equipment expense	9,363	8,026	1,337	17%
Outsourced data processing	1,270	1,127	143	13%
Core deposit intangibles amortization	1,055	810	245	30%
Other expenses	16,935	13,736	3,199	23%
Total non-interest expense	$65,726	$53,423	$12,303	23%

          Non-interest Expense
          Non-interest expense increased by $12.303 million, or 23 percent, from the same nine months of 2004.  Compensation and benefit expense increased $7.379 million, or 25 percent from the prior year, with acquisitions, additional bank branches, commissions on mortgage loan production, normal compensation increases for job performance and increased cost for benefits accounting for the majority of the increase.  Occupancy and equipment expense increased $1.337 million, or 17 percent, reflecting the acquisitions, cost of additional locations and facility upgrades.  Other expenses increased $3.199 million, or 23 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) increased slightly to 52 percent up from 51 percent for the first nine months of 2005.

          Allowance for Loan Loss and Non-Performing Assets
          The provision expense for loan losses was $4.649 million for the first nine months of 2005, an increase of $1.654 million, or 55 percent, from the same period in 2004.  Net charge offs of $470 thousand during the first nine months were .021 percent of loans outstanding, or .028 percent annualized, which is substantially lower than the full year 2004 percentage of .098.

          Cash dividend
          On September 28, 2005, the board of directors declared a cash dividend of $.15 payable October 20, 2005 to shareholders of record on October 11, 2005. This is an increase of 7 percent over the dividend declared this quarter last year.

          Completed acquisitions
          The acquisition of First National Bank-West Co., a bank holding company for First National Bank-West, Evanston, Wyoming was completed as of the close of business February 28, 2005.  This bank has seven locations in western Wyoming and became the eighth subsidiary bank of the Company and the first to be located in the state of Wyoming.

          The acquisition of Citizens Bank Holding Company and its subsidiary bank Citizens Community Bank, Pocatello, Idaho, with assets of approximately $126 million, was completed as of close of business March 31, 2005.  This bank operates from three banking offices in Pocatello and Idaho Falls, and a loan production office in Rexburg, Idaho.  As of April 1, 2005 this bank became the ninth subsidiary bank of the Company.

          Mountain West Bank of Coeur d’Alene completed the purchase of the Zions First National Bank Bonners Ferry, Idaho branch with total deposits of approximately $24 million on May 20, 2005.

          Pending acquisitions
          On July 14, 2005 the Company announced the signing of a definitive agreement to acquire Thompson Falls Holding Co. and its subsidiary First State Bank with banking offices in Thompson Falls, Plains, and Dillon, Montana.  The Dillon office, with deposits of $9 million, was sold to another Montana bank on October 21, 2005.  First State Bank, with total assets of approximately $142 million, will merge into Glacier Bancorp, Inc. subsidiary First Security Bank of Missoula.  This transaction is expected to be completed on October 31, 2005.

           Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank located in Idaho with two branches in Utah and two in Washington, First National Bank -- West, Evanston, Wyoming, and Citizens Community Bank Pocatello, Idaho.

           This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’ style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

          Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

($ in thousands except per share data)

	Sept. 30, 2005	Sept. 30, 2004	Dec. 31, 2004

	(unaudited)		(unaudited)
Assets:
Cash on hand and in banks	$114,781	79,300	69,625
Federal funds sold	8,137	—	—
Interest bearing cash deposits	19,117	13,007	9,001
Investment securities, available-for-sale	1,024,485	1,085,626	1,136,666
Net loans receivable:
Real estate loans	538,339	393,141	373,662
Commercial loans	1,282,978	991,081	973,869
Consumer and other loans	447,238	344,075	338,158
Allowance for losses	(34,506)	(26,492)	(26,075)
Total loans, net	2,234,049	1,701,805	1,659,614
Premises and equipment, net	73,579	55,732	54,244
Real estate and other assets owned, net	1,803	2,016	493
Accrued interest receivable	17,515	15,637	15,494
Core deposit intangible, net	7,516	4,939	5,204
Goodwill	72,382	37,376	37,376
Other assets	16,516	15,299	14,982
	$3,589,880	3,010,737	3,002,699
Liabilities and stockholders’ equity:
Non-interest bearing deposits	$684,151	460,059	438,578
Interest bearing deposits	1,702,977	1,269,649	1,249,543
Advances from Federal Home Loan Bank of Seattle	654,368	818,933	854,056
Securities sold under agreements to repurchase	111,196	76,158	73,074
Other borrowed funds	12,313	5,057	9,612
Accrued interest payable	5,784	4,864	5,439
Deferred tax liability	7,644	8,392	8,375
Subordinated debentures	85,000	80,000	80,000
Other liabilities	21,047	17,441	21,044
Total liabilities	3,284,480	2,740,553	2,739,721
Preferred shares, 1,000,000 shares authorized. None outstanding	—	—	—
Common stock, $.01 par value per share. 62,500,000 shares authorized	313	307	306
Paid-in capital	240,197	227,552	225,586
Retained earnings - substantially restricted	60,682	36,391	29,005
Accumulated other comprehensive income	4,208	5,934	8,081
Total stockholders’ equity	305,400	270,184	262,978
	$3,589,880	3,010,737	3,002,699
Number of shares outstanding	31,345,769	30,686,763	30,634,181
Book value of equity per share	9.74	8.80	8.58

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited - $in thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004

Interest income:
Real estate loans	$8,946	5,865	23,658	16,554
Commercial loans	21,803	14,744	57,915	41,682
Consumer and other loans	7,666	5,166	20,407	14,914
Investment securities and other	11,155	11,865	34,642	35,396
Total interest income	49,570	37,640	136,622	108,546
Interest expense:
Deposits	6,914	3,510	16,565	10,406
Federal Home Loan Bank of Seattle advances	5,830	4,787	16,843	13,723
Securities sold under agreements to repurchase	804	231	1,803	565
Subordinated debentures	1,633	1,547	4,817	4,064
Other borrowed funds	629	180	2,291	235
Total interest expense	15,810	10,255	42,319	28,993
Net interest income	33,760	27,385	94,303	79,553
Provision for loan losses	1,607	1,200	4,649	2,995
Net interest income after provision for loan losses	32,153	26,185	89,654	76,558
Non-interest income:
Service charges and other fees	6,575	5,331	18,020	14,386
Miscellaneous loan fees and charges	1,806	1,106	4,693	3,465
Gain on sale of loans	3,258	2,211	8,234	6,008
Loss on sale of investments	(1)	—	(138)	—
Other income	698	489	2,148	1,537
Total non-interest income	12,336	9,137	32,957	25,396
Non-interest expense:
Compensation, employee benefits and related expenses	13,685	10,067	37,103	29,724
Occupancy and equipment expense	3,356	2,662	9,363	8,026
Outsourced data processing expense	615	346	1,270	1,127
Core deposit intangibles amortization	388	265	1,055	810
Other expenses	6,132	4,649	16,935	13,736
Total non-interest expense	24,176	17,989	65,726	53,423
Earnings before income taxes	20,313	17,333	56,885	48,531
Federal and state income tax expense	6,738	5,653	18,700	15,478
Net earnings	$13,575	11,680	38,185	33,053
Basic earnings per share	0.43	0.38	1.23	1.08
Diluted earnings per share	0.42	0.37	1.21	1.06
Dividends declared per share	0.15	0.14	0.44	0.41
Return on average assets (annualized)	1.52%	1.57%	1.51%	1.54%
Return on average equity (annualized)	17.88%	18.12%	17.67%	17.74%
Return on tangible average equity (annualized)	25.05%	22.25%	23.97%	21.93%
Average outstanding shares - basic	31,304,413	30,600,409	31,100,946	30,535,546
Average outstanding shares - diluted	31,960,244	31,164,520	31,673,706	31,073,706

AVERAGE BALANCE SHEET
(Unaudited - $ in Thousands)

	For the Three months ended 9-30-05

	Average Balance	Interest and Dividends	Average Yield/ Rate

ASSETS
Real Estate Loans	$524,678	8,946	6.82%
Commercial Loans	1,245,050	21,803	6.95%
Consumer and Other Loans	435,822	7,666	6.98%
Total Loans	2,205,550	38,415	6.91%
Tax - Exempt Investment Securities (1)	282,457	3,450	4.89%
Other Investment Securities	798,705	7,705	3.86%
Total Earning Assets	3,286,712	49,570	6.03%
Goodwill and Core Deposit Intangible	80,130
Other Non-Earning Assets	181,885
TOTAL ASSETS	$3,548,727
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW Accounts	$319,332	201	0.25%
Savings Accounts	211,063	268	0.50%
Money Market Accounts	506,650	2,065	1.62%
Certificates of Deposit	589,943	4,380	2.95%
FHLB Advances	694,561	5,830	3.33%
Repurchase Agreements and Other Borrowed Funds	261,854	3,066	4.65%
Total Interest Bearing Liabilities	2,583,403	15,810	2.43%
Non-interest Bearing Deposits	635,032
Other Liabilities	29,007
Total Liabilities	3,247,442
Common Stock	313
Paid-In Capital	239,593
Retained Earnings	56,926
Accumulated Other
Comprehensive Income	4,453
Total Stockholders’ Equity	301,285
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,548,727
Net Interest Income		$33,760
Net Interest Spread			3.60%
Net Interest Margin on Average Earning assets			4.08%
Return on Average Assets (annualized)			1.52%
Return on Average Equity (annualized)			17.88%

(1) Excludes tax effect on non-taxable investment security income

AVERAGE BALANCE SHEET
(Unaudited - $ in Thousands)

	For the Three months ended 9-30-05

	Average Balance	Interest and Dividends	Average Yield/ Rate

ASSETS
Real Estate Loans	$472,892	23,658	6.67%
Commercial Loans	1,149,925	57,915	6.73%
Consumer and Other Loans	405,210	20,407	6.73%
Total Loans	2,028,027	101,980	6.72%
Tax - Exempt Investment Securities (1)	282,675	10,382	4.90%
Other Investment Securities	822,973	24,260	3.93%
Total Earning Assets	3,133,675	136,622	5.81%
Goodwill and Core Deposit Intangible	70,044
Other Non-Earning Assets	170,961
TOTAL ASSETS	$3,374,680
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW Accounts	$305,394	542	0.24%
Savings Accounts	200,228	677	0.45%
Money Market Accounts	476,947	5,085	1.43%
Certificates of Deposit	516,167	10,261	2.66%
FHLB Advances	725,352	16,843	3.10%
Repurchase Agreements and Other Borrowed Funds	275,700	8,911	4.32%
Total Interest Bearing Liabilities	2,499,788	42,319	2.26%
Non-interest Bearing Deposits	555,197
Other Liabilities	30,780
Total Liabilities	3,085,765
Common Stock	311
Paid-In Capital	235,410
Retained Earnings	48,830
Accumulated Other
Comprehensive Income	4,364
Total Stockholders’ Equity	288,915
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,374,680
Net Interest Income		$94,303
Net Interest Spread			3.55%
Net Interest Margin on Average Earning assets			4.02%
Return on Average Assets (annualized)			1.51%
Return on Average Equity (annualized)			17.67%

(1) Excludes tax effect on non-taxable investment security income

SOURCE  Glacier Bancorp, Inc.
          -0-                                                                              10/27/2005
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
          /Web site:  http://www.glacierbancorp.com /
          (GBCI)

_